UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2005

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 888-0895

1330 Post Oak Blvd., Suite 1600, Houston, TX 77056

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Offcer.

     On April 4, 2005, Dune Energy, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Hugh Idstein, to serve as the Company’s Chief Financial Officer. The Agreement is for an initial term of one year and provides for a base salary of $135,000 per annum. In addition, upon completion of the initial term, Mr. Idstein will receive a guaranteed bonus of $20,250 and will be eligible for a discretionary performance bonus up to an additional $20,250. Upon signing the Agreement, the Company granted a five year stock option to Mr. Idstein, to purchase up to 75,000 shares of the Company’s common stock, at an exercise price of $2.56 per share. The Option is immediately exercisable with respect to 25,000 shares. The Option is exercisable for an additional 25,000 shares on each of the first and second anniversary dates of his employment with the Company, provided that Mr. Idstein is employed by the Company on such dates. The Agreement provides that in the event Mr. Idstein is terminated without “cause” (as defined in the Agreement), he will receive a severance payment equal to six (6) months’ base salary. His Agreement also contains covenants restricting him from participating in any business which is then engaged in the drilling, exploration or production of natural gas or oil, within the area contemplated by that certain Area of Mutual Interest Agreement dated November 17, 2003 between the Company and Vaquero Oil and Gas, Inc. A copy of Mr. Idstein’s Agreement is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

     Mr. Idstein, age 46, has over 20 years of experience in the energy industry. In 1984, Mr. Idstein joined Black Stone Oil Company (now, Black Stone Minerals Company, LP), a private oil and gas and mineral exploration company, that owns approximately 13 million acres in the United States and has interests in over 15,000 wells. From 1985-1989 he served as Controller of Black Stone, from 1989 to 1996 he served as Vice President of Finance and from 1996 to 2003, he served as Vice President and Chief Financial Officer of that company. Immediately prior to joining the Company, Mr. Idstein was involved as a consultant for several international energy projects. Mr. Idstein earned an MBA in 1983 and a BS in Energy Management in 1981 from Eastern Illinois University.

     As previously set forth in the Company’s 10-KSB for the year ended December 31, 2004, given the Company’s rapid growth, the Company determined that it is in its best interests that its Chief Financial Officer reside in Houston, Texas, where he can support operations on a day to day basis. Accordingly, the Employment Agreement of Mr. Richard Cohen, a long-time resident of New York, will not be extended beyond May 31, 2005. Until such time, Mr. Cohen will fully support Mr. Idstein and assist the Company with such transition. Mr. Cohen will also continue to serve as a member of the Company’s Board of Directors.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Employment Agreement dated as of April 4, 2005 between the Company and Hugh Idstein.

99.2	Press Release of April 7, announcing appointment of Hugh Idstein

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	April 7, 2005	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Employment Agreement dated as of April 4, 2005 between the Company and Hugh Idstein.

99.2	Press Release of April 7, announcing appointment of Hugh Idstein